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EXHIBIT 11.1     STATEMENT RE:  CALCULATION OF EARNINGS PER SHARE - UNAUDITED


                                                                            THREE MONTHS ENDED
                                                                               SEPTEMBER 30,
(In thousands except per share amounts)                                    1995          1994
                                                                          -------       -------
Net income for calculation of earnings per share                          $ 4,428       $ 1,256
                                                                          =======       =======

Average number of common and common equivalent shares:
   Weighted average common shares outstanding                              20,032        16,897
   Dilutive common stock equivalents:
      Common stock options and warrant, using treasury stock method         2,136             *
      Convertible preferred stock                                              --           123
   Convertible debentures                                                      --             *
                                                                          -------       -------
Common and common equivalent shares used in the
   calculation of net income per share:                                    22,168        17,020
                                                                          =======       =======

Earnings per share:                                                       $  0.20       $  0.07
                                                                          =======       =======

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  * Antidilutive



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